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                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                    1996            1997            1998
                                                 ----------      ----------     -----------
Basic:
     Average shares outstanding................   3,996,974       4.081,555       4,159,319
     Net income................................  $  771,000      $2,665,000      $2,784,000
     Per share amount..........................       $0.19           $0.65           $0.67

Dilutive:
     Average shares outstanding................   3,996,974       4,081,555       4,159,319
     Net effect of dilutive stock options --
     based on the treasure stock method
     using period-end market price, if
     higher than average market price               313,558       1,138,321       1,016,430

Assumed conversion of Class A convertible
     Preferred Stock...........................     546,000         482,854         420,000
Total..........................................   4,856,533       5,702,730       5,595,749
Net income.....................................  $  890,000      $2,768,000      $2,874,000
Per share amount...............................       $0.18           $0.49           $0.51